Exhibit 99.1

MGT Announces Launch of Online Skilled Gaming Platform, MgtPlay.com

Website to Offer Cash Wagering on Arcade-Style Games

Harrison, NY (December 5, 2013) – MGT Capital Investments, Inc. (NYSE MKT: MGT) announced today that it has partnered with Germany-based M2P Entertainment GmbH to offer M2P’s highly successful skill-based gaming platform to players in the United States by yearend.  Since launching in 2012, M2P has delivered over 12 million installed apps of popular games it has created for facebook, and is currently offering over $200,000 per week in prize money on its flagship property http://www.m2p.com. The joint venture between MGT Studios, a wholly owned subsidiary of MGT, and M2P will leverage this successful model by offering online cash games to the audiences of MGT’s existing properties and to the over two million current U.S. social users of the M2P platform who will now be able to participate for real money. Adults from approved states will be able to compete head-to-head or in tournaments to win cash prizes in several game genres including puzzles, sports, strategy, and cards. The partnership will incorporate the technical and marketing talents from both companies to enhance the game offerings and make important updates for the U.S. audience.

Jeremy Avin, General Manager of MGT Studios, will lead the new venture under the brand MGTPlay (http://www.mgtplay.com); the partnership includes exclusive rights to North and South America, and equity cross-investment in the respective parent companies. Mr. Avin stated, "We are thrilled to be working with M2P to expand the geographic reach of its already successful games and to introduce exciting new games. Moreover, we expect to hit the ground running given the head start afforded by built-in liquidity, as players can be matched worldwide.”

Robert Ladd, MGT's Chief Executive Officer, added, "Today’s announcement is a defining advancement of our skilled gaming efforts. We intend to be a leader in this rapidly growing space."

Bjorn Kaufmann, Director of M2P, added, “We have had much success in the European market and believe now is the perfect time to expand to the United States.  MGT’s talented team makes them a great partner for us, and together we look forward to having a large presence in the U.S. skilled gaming market.”

MGT will hold an investor conference call on Tuesday, December 17, 2013 to provide more detail on today’s announcement and other recent transactions. Management will discuss its goals and outlook for 2014, and answer questions from participants. Further details will be provided as the date approaches.

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of acquiring, developing and monetizing assets in the online and mobile gaming space, as well as the casino industry.

MGT Gaming, a majority owned subsidiary, owns U.S. Patent Nos. 7,892,088 and 8,500,554 relating to certain casino slot machine systems and has filed a patent infringement lawsuit against WMS Gaming (a subsidiary of Scientific Games Corporation), and others. The Company also owns a majority interest in FanTD LLC, the operator of FanThrowdown.com, one of the leading online daily fantasy sports wagering websites. Another majority owned subsidiary, MGT Interactive, owns REAL DEAL POKER™, an innovative online poker technology with a patented card shuffling system, allowing for regulatory transparency and auditability, and a higher level of realism.

About M2P Entertainment GmbH

M2P Entertainment and its subsidiaries are game developers with a goal to create special gaming experiences for its customers. Its main focus lies on the game portal m2p.com. Since 2012, the portal has gained several hundred thousand registered players who are using more than 30 high quality, distinct games of skill. Moreover, M2P develops popular social and mobile games for current platforms, including the social network facebook.

Forward-looking statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company contacts

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com

M2P Entertainment GmbH

Markus Scheer, Officer

+49 (0) 234 629 701 40

ms@m2p.com